Exhibit 99.1

Sabre announces the retirement of Karl Peterson from its Board of Directors

SOUTHLAKE, Texas – Feb. 6, 2025 – Sabre Corporation (NASDAQ: SABR) today announced that Karl Peterson has chosen not to stand for reelection and will therefore retire from the company’s Board of Directors immediately prior to its 2025 annual meeting, scheduled for April 23.

“On behalf of the Board, I extend our deepest gratitude to Karl for his leadership and guidance throughout his tenure,” said Gail Mandel, Chair of Sabre’s Board. “Karl has been an integral member of the Board for nearly two decades, providing invaluable guidance and counsel for the leadership team and the Board alike. We wish him much success in the future.”

Peterson has served on Sabre’s Board of Directors since March 2007, including as Chair of the Board from January 2020 to April 2022 and as Lead Director during 2017.

“It has been a privilege serving on Sabre’s Board of Directors,” added Peterson. “Sabre has weathered unprecedented times during my tenure, and I am proud of where it stands today. I believe the company has made significant progress, especially over the last several years, and is well-positioned to achieve its vision.”

About Sabre Corporation

Sabre Corporation is a leading technology company that takes on the biggest opportunities and solves the most complex challenges in travel. Sabre harnesses speed, scale and insights to build tomorrow’s technology today – empowering airlines, hoteliers, agencies and other partners to retail, distribute and fulfill travel worldwide. Headquartered in Southlake, Texas, USA, with employees across the world, Sabre serves customers in more than 160 countries globally. For more information visit www.sabre.com.

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Contacts:

Media

Cassidy Smith-Broyles

sabrenews@sabre.com

Investors

Brian Evans

sabre.investorrelations@sabre.com